UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 18, 2005

Alico, Inc.

                Florida                 0-261             59-0906081
                (State of other jurisdiction     (Commission         (IRS Employer
                of incorporation)           File Number)         Identification No.)

                P.O. Box 338, La Belle, FL                    33975
                (Address of principal executive offices)              (Zip Code)

                Registrant's telephone number, including area code: (863) 675-2966

    (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Incorporated by reference is a press release issued by the Registrant on April 18, 2005, attached as Exhibit 99.1, announcing earnings for the quarter ended February 28, 2005.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit 99.1 - Press release announcing earnings for the quarter ended February 28, 2005, dated April 18, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALICO, INC.

Date: April 18, 2005

By: /s/ John R. Alexander
          John R. Alexander
          Chief Executive Officer

Exhibit 99.1

NEWS RELEASE

April 18, 2005

National Circuit
La Belle, Florida

Alico, Inc. Reports Second Quarter Results

LaBelle, Fla., April 18, 2005-- Alico, Inc., (NASDAQ: ALCO) one of the South’s best known agribusiness companies operating in Central and Southwest Florida, and with approximately 141,000 acres in real estate holdings, announced net earnings for the six months ended February 28, 2005, were $954 thousand or $0.13 per share. This compares to $12.8 million or $1.79 per share, during the six-month period ended February 29, 2004.

John R. Alexander, Chairman and Chief Executive Officer noted," The decrease in net income was primarily due to a decrease in earnings from real estate sales, compared to the same period a year ago and increased general and administrative expenses primarily related to activities of the Special Committee of the Board organized to consider a possible reorganization and an ongoing internal control documentation project required by the Sarbanes Oxley Act.

Operating revenues during the three months ended February 28, 2005 (second quarter of fiscal 2005) totaled $19.4 million, compared to $16.7 million during the same period a year ago. A loss of ($11 thousand), or $0.00 per share was reported for the second quarter of fiscal 2005, compared to a profit of $12.7 million, or $1.77 per share, during the same period a year ago.

Stockholders’ equity as of February 28, 2005 was $148.0 million, compared to $145.2 million at February 29, 2004.

Mr. Alexander noted that the citrus division reported a profit of $1.2 million for the first six months of fiscal 2005; while during the same period a year ago a loss of ($394 thousand) was reported. A reduced Florida orange crop, caused by a series of hurricanes, resulted in increased citrus prices when compared to the prior year.

Sugarcane earnings were $402 thousand for the six months ended February 28, 2005, compared to $1.7 million for the six months ended February 29, 2004. Lower prices, increased costs and reduced yields combined to cause the decrease.
Ranch earnings were $708 thousand for the first six months of fiscal 2005, compared to $813 thousand for the first six months of fiscal 2004. The decrease was due to returns on cattle sold.

About Alico

Alico, Inc., an agribusiness company operating in Central and Southwest Florida, owns approximately 141,000 acres of land located in Collier, Hendry, Lee and Polk Counties. The company is involved in various operations and activities including citrus fruit production, cattle ranching, sugarcane, sod production, and forestry. The Company also leases land for farming, cattle grazing, recreation and oil exploration, and is increasingly involved in exploring real estate development in and beyond its holdings.

Statements in this press release that are not statements of historical or current fact constitute ``forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

For further information contact:       John R. Alexander
La Belle, Florida
(863) 675-2966